EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 2-93052 and No. 2-93052-99) of Champion Enterprises, Inc. of our report dated June 13, 2008 appearing in the Annual Report on Form 11-K of Champion Enterprises, Inc. Savings Plan for the year ended December 31, 2007.
/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
June 13, 2008